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                                                                   EXHIBIT 99.01

                     EXCITE@HOME RENEGOTIATES OPTICAL FIBER
                         CAPACITY LEASE FOR $85 MILLION

           Operations and Control of World's Second-largest IP Backbone Remain Unchanged

REDWOOD CITY, Calif. - Jun. 19, 2001 - Excite@Home (Nasdaq: ATHM), the leader in broadband, today announced that it has renegotiated its optical-fiber backbone capacity contract with AT&T (NYSE: T). The new arrangement will provide Excite@Home $85 million in cash and will leave intact Excite@Home's backbone operations and upgrade and expansion capabilities.

           In December 1998 Excite@Home purchased from AT&T the right to use optical capacity for 20 years to create a nationwide Internet Protocol (IP) backbone (see press release dated Jan. 6, 1999: http://www.home.net/news/pr_990105_01.html). The agreement enabled Excite@Home to activate two OC-48 channels, each with 2.5 gigabits per second of capacity, across a substantial portion of the AT&T Network. The agreement also provided for significant expansion capabilities to enable Excite@Home to expand the backbone as its subscriber base grows and as fiber-optic technology improves. The company intends to upgrade sections of the network to OC-192 capacity in the near future.

           Under terms of the renegotiated agreement, AT&T will refund $85 million to Excite@Home for the cancellation of the companies' original agreement and entry into a new agreement. The companies said their new capacity agreement covers Excite@Home's existing capacity and future upgrades, under which Excite@Home will pay $8.8 million per year to AT&T for the next 18 1/2-years. Separately, Excite@Home will pay AT&T $7 million in normal upgrade fees under the existing contract.

           "This transaction is prudent for Excite@Home. It bolsters our cash position by taking advantage of a valuable component of our network," said Patti Hart, Excite@Home's chairman and CEO. "Our backbone is the only one dedicated to handling pure broadband IP traffic, and has quickly grown to become the second-largest IP backbone in the world in terms of traffic. The agreement we've reached with AT&T enables us to continue to enjoy the economies of scale driven by the rapid growth in traffic."

ABOUT EXCITE@HOME

           Excite@Home is the leader in broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has three joint ventures outside of North America to deliver high-speed Internet services and has localized versions of the Excite service in a number of international markets.
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This press release contains forward-looking statements about Excite@Home's business, including statements about its cash position and ability to continue to fund its operations that are subject to risks and uncertainties. Actual results may differ materially due to a number of factors, including general adverse economic and industry conditions, increased weakening in demand for the company's advertising and marketing services, the company's ability to find buyers for certain business units; the company's ability execute on its expense reduction plans; the company's incurrence of unanticipated expenses, particularly to continue to improve the performance of the company's broadband network and to stimulate growth in broadband subscribers; and the company's dependence on its relationships with its cable partners. The matters discussed in this press release also involve additional risks and uncertainties described in Excite@Home's form 10-K and other filings with the Securities and Exchange Commission. Excite@Home assumes no obligation to update the forward-looking information contained in this press release.

Excite@Home and @Home are service marks or registered service marks of At Home Corporation in the United States and other countries.

Press:
Alison Bowman
650-556-2355
bowmana@excitehome.net

Investors:
Joe Shiffler
650-556-3323
jshiffler@excitehome.net